EXHIBIT 99.1

RockTenn Reports Record First Quarter Fiscal 2015 Sales and Earnings

NORCROSS, Ga., Jan. 26, 2015 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today reported earnings for the quarter ended December 31, 2015 of $0.88 per diluted share and adjusted earnings of $0.96 per diluted share.

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2014	2013

Earnings per diluted share	$ 0.88	$ 0.75

Pension lump sum settlement and retiree medical curtailment, net	0.05	―
Restructuring and other costs and operating losses and transition costs due to plant closures	0.02	0.08
Acquisition inventory step-up	0.01	―

Adjusted earnings per diluted share	$ 0.96	$ 0.83
Earnings per diluted share and adjusted earnings per diluted share in the table above, as well as the entire press release, reflect the two-for-one stock split in the form of a stock dividend that was effective on August 27, 2014.

Chief Executive Officer's Statement

RockTenn Chief Executive Officer, Steve Voorhees, stated, "Our team performed well in the quarter as demonstrated by our adjusted EPS of $0.96 - 16% over last year. Our Corrugated Packaging business performed especially well increasing overall shipments by 10.6%, including daily box shipments which increased by 2.5% compared to last year. These positive trends have continued in January. Our strong free cash flow and balance sheet continue to provide us the flexibility to implement our strategy."

First Quarter Results

Net sales of $2,514 million for the first quarter of fiscal 2015 increased $152 million compared to the first quarter of fiscal 2014 primarily as a result of sales from the Tacoma Mill and display acquisitions completed in fiscal 2014 and higher corrugated and folding carton volumes.

Segment income of $244 million increased $9 million compared to the prior year quarter. In the first quarter of fiscal 2015, the increase in segment income was primarily due to the achievement of an estimated $31 million in productivity improvements and income from the Tacoma Mill acquisition which were partially offset by increased commodity and other costs across our business.

Segment Results

Mill and Converting Tons Shipped

Corrugated Packaging segment shipments of approximately 1,996,000 tons increased approximately 192,000 tons or 10.6% compared to the prior year quarter primarily as a result of the Tacoma Mill acquisition, and 5.3% excluding the acquisition. Consumer Packaging segment shipments of approximately 371,000 tons decreased 1.8% or approximately 7,000 tons compared to the prior year quarter primarily due to pulp inventoried for next quarter's planned major maintenance outage.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $116 million to $1,768 million in the first quarter of fiscal 2015 compared to the prior year quarter due to sales from the Tacoma Mill acquisition and increased corrugated segment shipments. Segment income increased $25 million to $183 million in the first quarter of fiscal 2015 compared to the prior year quarter primarily due to higher volumes, including the Tacoma Mill acquisition and increased exports, as well as productivity improvements and the impact of lower commodity and other costs. Corrugated Packaging segment EBITDA margin was 17.7% for the first quarter of fiscal 2015 compared to 17.0% in the prior year quarter.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $7 million to $479 million in the first quarter of fiscal 2015 compared to the prior year quarter primarily due to higher selling prices and increased folding carton volumes. Segment income decreased $5 million to $53 million in the first quarter of fiscal 2015 primarily reflecting the impact of higher commodity costs and other items that more than offset the favorable impact of increased net sales. Segment income in the first quarter of fiscal 2014 included a gain of approximately $3 million related to a partial insurance settlement of property damage claims associated with the Demopolis turbine failure in fiscal 2012. Consumer Packaging segment EBITDA margin was 15.6% for the first quarter of fiscal 2015, down from 16.9% in the prior year quarter.

Merchandising Displays Segment

Merchandising Displays segment net sales in the first quarter of fiscal 2015 increased $54 million over the prior year first quarter to $238 million primarily due to higher volumes from the two display acquisitions completed in fiscal 2014. Segment income decreased $13 million from the prior year quarter to $6 million in the first quarter of fiscal 2015 primarily as the impact of higher volumes were more than offset by higher costs, including costs associated with supporting and onboarding new business and the recognition of $1 million pre-tax for acquisition inventory step-up expense. Merchandising Displays segment EBITDA margin was 5.4% for the first quarter of fiscal 2015.

Recycling Segment

Recycling segment net sales decreased $19 million over the prior year first quarter to $80 million primarily due to lower recovered fiber prices as a result of soft global markets. Segment income increased $2 million in the first quarter of fiscal 2015 compared to the prior year quarter primarily due to higher volumes and cost structure improvements.

Cash Provided From Operating, Financing and Investing Activities

Cash from operations was $332 million in the first quarter of fiscal 2015, a $28 million increase over the prior year quarter. Cash from operations in the first quarter of fiscal 2014 included $65 million of proceeds from the accounts receivable sale program we implemented in fiscal 2014.  Net Debt (as defined) decreased $177 million in the December quarter to $2.77 billion and at December 31, 2014, our Leverage Ratio (as defined) was 1.79 times.  Total debt was $2.81 billion at December 31, 2014.

During the quarter, we invested $127 million in capital expenditures and returned $35 million in capital to our shareholders in dividends and stock repurchases.

Pension Lump Sum Settlement and Retiree Medical Curtailment, net

During the first quarter of fiscal 2015 we completed our previously announced lump sum pension settlement to certain eligible former employees and as a result recorded a pre-tax expense of $20 million. Distributions to eligible former employees were made out of existing plan assets during the quarter. Additionally, during the quarter we entered into a master agreement with the United Steelworkers Union that applies to substantially all of our facilities they represent. The agreement covers a number of specific items such as wages, medical coverage and certain other benefit programs. As a result of the agreement we recognized pre-tax income of $8 million related to the curtailment of future retiree medical benefits. These two items netted to $12 million pre-tax or approximately $0.05 per diluted share after-tax.

Restructuring and Other Costs and Operating Losses and Transition Costs due to Plant Closures

RockTenn's restructuring and other costs and operating losses and transition costs due to plant closures for the first quarter of fiscal 2015 were $0.02 per diluted share after-tax. These costs primarily consisted of $3 million of pre-tax integration and acquisition costs and $3 million of pre-tax facility closure charges. The facility closure charges were primarily associated with on-going closure costs for previously closed facilities.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading providers of packaging solutions and manufacturers of containerboard and paperboard. RockTenn's 27,000 employees are committed to exceeding their customers' expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile and Argentina. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, expect, or continue, or refer to future time periods, and include statements made in this report regarding, among other things, our belief that our strong free cash flow and balance sheet continue to provide us the flexibility to implement our strategy. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses; and possible adverse actions of our customers, competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to achieve benefits from acquisitions, including synergies, performance improvements and successful implementation of capital projects. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; the occurrence of a natural disaster, such as a hurricane, winter or tropical storm, earthquake, tornado, flood, fire, or other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair, which could result in operational disruptions of varied duration; our desire or ability to continue to repurchase company stock; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption "Business―Forward-Looking Information" and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2014	2013

NET SALES	$ 2,514.2	$ 2,362.6

Cost of Goods Sold	2,044.7	1,914.8

Gross Profit	469.5	447.8
Selling, General and Administrative Expenses	243.7	234.8
Pension Lump Sum Settlement and Retiree Medical Curtailment, net	11.9	--
Restructuring and Other Costs, net	5.4	17.6

Operating Profit	208.5	195.4
Interest Expense	(23.3)	(24.0)
Interest Income and Other Income (Expense), net	0.2	(0.8)
Equity in Income of Unconsolidated Entities	2.2	1.7

INCOME BEFORE INCOME TAXES	187.6	172.3

Income Tax Expense	(62.0)	(61.7)

CONSOLIDATED NET INCOME	125.6	110.6

Less: Net Income Attributable to Noncontrolling Interests	(0.5)	(0.9)

NET INCOME ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS	$ 125.1	$ 109.7

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to Rock-Tenn Company shareholders	$ 125.1	$ 109.7
Less: Distributed and undistributed income available to participating securities	(0.1)	(0.1)
Distributed and undistributed income available to Rock-Tenn Company shareholders	$ 125.0	$ 109.6

Diluted weighted average shares outstanding	142.8	146.6

Diluted earnings per share	$ 0.88	$ 0.75

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2014	2013

NET SALES:

Corrugated Packaging	$ 1,768.2	$ 1,651.9
Consumer Packaging	478.8	472.1
Merchandising Displays	238.2	184.6
Recycling	80.3	99.6
Intersegment Eliminations	(51.3)	(45.6)

TOTAL NET SALES	$ 2,514.2	$ 2,362.6

SEGMENT INCOME:

Corrugated Packaging	$ 183.1	$ 157.7
Consumer Packaging	52.6	57.6
Merchandising Displays	6.4	19.3
Recycling	1.8	0.1

TOTAL SEGMENT INCOME	$ 243.9	$ 234.7

Pension Lump Sum Settlement and Retiree Medical Curtailment, net	(11.9)	--
Restructuring and Other Costs, net	(5.4)	(17.6)
Non-Allocated Expenses	(15.9)	(20.0)
Interest Expense	(23.3)	(24.0)
Interest Income and Other Income (Expense), net	0.2	(0.8)

INCOME BEFORE INCOME TAXES	$ 187.6	$ 172.3

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$ 125.6	$ 110.6
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	151.8	143.2
Deferred income tax expense	58.9	51.5
Share-based compensation expense	10.7	9.5
Loss (gain) on disposal of plant and equipment and other, net	0.6	(2.0)
Equity in income of unconsolidated entities	(2.2)	(1.7)
Pension and other postretirement funding less (more) than expense	4.6	(35.2)
Impairment adjustments and other non-cash items	(2.9)	4.1
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	94.8	171.0
Inventories	(19.1)	4.2
Other assets	(5.4)	(12.6)
Accounts payable	(51.5)	(76.6)
Income taxes	(5.7)	(7.6)
Accrued liabilities and other	(27.8)	(53.9)
NET CASH PROVIDED BY OPERATING ACTIVITIES	332.4	304.5
INVESTING ACTIVITIES:
Capital expenditures	(126.9)	(100.6)
Cash paid for purchase of businesses, net of cash acquired	--	(60.0)
Return of capital from unconsolidated entities	0.2	0.2
Proceeds from sale of property, plant and equipment	3.5	3.3
Proceeds from property, plant and equipment insurance settlement	--	2.7
NET CASH USED FOR INVESTING ACTIVITIES	(123.2)	(154.4)
FINANCING ACTIVITIES:
Additions to revolving credit facilities	39.4	20.0
Repayments of revolving credit facilities	(58.7)	(21.9)
Additions to debt	10.9	46.6
Repayments of debt	(165.6)	(131.6)
Commercial card program	(0.4)	--
Debt issuance costs	(0.1)	--
Issuances of common stock, net of related minimum tax withholdings	1.8	(5.9)
Purchases of common stock	(8.7)	(53.0)
Excess tax benefits from share-based compensation	--	10.2
Advances from (repayments to) unconsolidated entity	0.5	(0.2)
Cash dividends paid to shareholders	(26.3)	(25.8)
Cash distributions to noncontrolling interests	(1.2)	(0.1)

NET CASH USED FOR FINANCING ACTIVITIES	(208.4)	(161.7)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	(0.2)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0.2	(11.8)
Cash and cash equivalents at beginning of period	32.6	36.4

Cash and cash equivalents at end of period	$ 32.8	$ 24.6

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$ 8.8	$ 7.4
Interest, net of amounts capitalized	5.6	6.4

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	December 31,	September 30,
	2014	2014

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 32.8	$ 32.6
Restricted cash	8.8	8.8
Accounts receivable (net of allowances of $26.9 and $25.1)	1,016.8	1,118.7
Inventories	1,031.9	1,029.2
Other current assets	232.0	243.2
TOTAL CURRENT ASSETS	2,322.3	2,432.5
Property, plant and equipment at cost:
Land and buildings	1,284.7	1,280.5
Machinery and equipment	7,147.5	7,076.2
Transportation equipment	16.0	15.8
Leasehold improvements	25.5	25.0
	8,473.7	8,397.5
Less accumulated depreciation and amortization	(2,653.1)	(2,564.9)
Net property, plant and equipment	5,820.6	5,832.6
Goodwill	1,922.5	1,926.4
Intangibles, net	668.1	691.1
Other assets	164.3	157.1
TOTAL ASSETS	$ 10,897.8	$ 11,039.7

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$ 128.2	$ 132.6
Accounts payable	756.8	812.8
Accrued compensation and benefits	171.9	224.4
Other current liabilities	221.4	190.7
TOTAL CURRENT LIABILITIES	1,278.3	1,360.5
Long-term debt due after one year	2,679.5	2,852.1
Pension liabilities, net of current portion	1,097.0	1,090.9
Postretirement medical liabilities, net of current portion	100.0	101.7
Deferred income taxes	1,181.0	1,132.8
Other long-term liabilities	161.0	180.6
Redeemable noncontrolling interests	12.9	13.7

Total Rock-Tenn Company shareholders' equity	4,387.6	4,306.8
Noncontrolling interests	0.5	0.6
Total Equity	4,388.1	4,307.4
TOTAL LIABILITIES AND EQUITY	$ 10,897.8	$ 11,039.7

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income Attributable to Rock-Tenn Company Shareholders
2013	$ 86.0	$ 324.7	$ 140.1	$ 176.5	$ 727.3
2014	109.7	82.8	133.3	153.9	$ 479.7
2015	125.1

Diluted Earnings per Share
2013	$ 0.59	$ 2.23	$ 0.96	$ 1.20	$ 4.98
2014	0.75	0.57	0.91	1.06	3.29
2015	0.88

Depreciation & Amortization
2013	$ 138.1	$ 139.2	$ 132.4	$ 142.5	$ 552.2
2014	143.2	143.4	146.7	151.2	$ 584.5
2015	151.8

Capital Expenditures
2013	$ 92.0	$ 102.0	$ 113.1	$ 133.3	$ 440.4
2014	100.6	126.5	150.6	156.5	$ 534.2
2015	126.9

Mill System Operating Rates
2013	97.6%	96.1%	98.2%	97.1%	97.2%
2014	90.4%	94.3%	96.7%	95.2%	94.2%
2015	95.1%

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter		4th Quarter	Fiscal Year
Corrugated Packaging Segment Net Sales
2013	$ 1,589.8	$ 1,608.2	$ 1,719.3		$ 1,744.4	$ 6,661.7
2014	1,651.9	1,651.7	1,774.2		1,825.9	6,903.7
2015	1,768.2

Corrugated Packaging Intersegment Net Sales
2013	$ 28.6	$ 28.9	$ 27.2		$ 30.9	$ 115.6
2014	29.7	36.5	34.9		36.4	137.5
2015	32.5

Corrugated Packaging Segment Income
2013	$ 137.6	$ 107.6	$ 196.1		$ 237.5	$ 678.8
2014	157.7	133.1	182.3	(1)	248.4	721.5
2015	183.1

Return On Sales
2013	8.7%	6.7%	11.4%		13.6%	10.2%
2014	9.5%	8.1%	10.3%	(1)	13.6%	10.5%
2015	10.4%

Corrugated Packaging Segment Shipments (2)
2013	1,869.6	1,860.0	1,922.2		1,921.7	7,573.5
2014	1,803.8	1,809.5	1,961.8		2,074.6	7,649.7
2015	1,995.8

Corrugated Container Shipments - BSF (3)
2013	19.0	18.7	19.5		19.1	76.3
2014	18.4	18.2	18.8		18.8	74.2
2015	18.8

Corrugated Container Per Shipping Day - MMSF (3)
2013	310.7	302.5	304.9		302.4	305.1
2014	301.5	288.8	298.2		294.7	295.8
2015	309.0

(1) Excludes $2.5 million of inventory step-up expense.
(2) Corrugated Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Corrugated mills plus Corrugated Container Shipments converted from BSF to tons. Excludes container shipments in Asia.
(3) MMSF - millions of square feet and BSF - billions of square feet and is included in the Corrugated Packaging Segment Shipments on a converted basis. Excludes container shipments in Asia.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Net Sales
2013	$ 452.8	$ 468.3	$ 482.1	$ 495.5	$ 1,898.7
2014	472.1	489.3	497.0	525.1	1,983.5
2015	478.8

Consumer Packaging Intersegment Net Sales
2013	$ 5.1	$ 5.4	$ 5.2	$ 9.4	$ 25.1
2014	5.7	5.3	6.9	14.0	31.9
2015	7.5

Consumer Packaging Segment Income
2013	$ 54.9	$ 50.5	$ 59.1	$ 66.8	$ 231.3
2014	57.6	49.3	59.6	72.3	238.8
2015	52.6

Return on Sales
2013	12.1%	10.8%	12.3%	13.5%	12.2%
2014	12.2%	10.1%	12.0%	13.8%	12.0%
2015	11.0%

Consumer Packaging Segment Shipments (1)
2013	368.5	380.1	396.2	403.0	1,547.8
2014	378.1	386.0	394.3	408.7	1,567.1
2015	371.2

Consumer Packaging Converting Shipments - BSF (2)
2013	4.9	5.2	5.3	5.3	20.7
2014	5.0	5.3	5.2	5.5	21.0
2015	5.3

Consumer Packaging Converting Per Shipping Day - MMSF (2)
2013	81.0	83.9	82.3	84.3	82.9
2014	82.0	83.6	83.3	86.1	83.8
2015	87.2

(1) Consumer Packaging Segment Shipments are expressed as a tons equivalent which includes external and intersegment tons shipped from our Consumer mills plus Consumer Packaging Converting Shipments converted from BSF to tons. The shipment data excludes gypsum paperboard liner tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture.
(2) MMSF - millions of square feet and BSF - billions of square feet and is included in the Consumer Packaging Segment Shipments on a converted basis.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Sales and Income In Millions, Shipments in Thousands of Tons Unless Otherwise Specified)

	1st Quarter		2nd Quarter		3rd Quarter	4th Quarter		Fiscal Year
Merchandising Displays Segment Net Sales
2013	$ 161.9		$ 162.1		$ 166.4	$ 184.2		$ 674.6
2014	184.6		213.0		225.1	229.2		851.9
2015	238.2

Merchandising Displays Intersegment Net Sales
2013	$ 4.2		$ 3.9		$ 4.2	$ 4.8		$ 17.1
2014	4.4		4.6		3.7	4.6		17.3
2015	5.9

Merchandising Displays Segment Income
2013	$ 11.8		$ 12.7		$ 17.2	$ 22.7		$ 64.4
2014	19.3		17.3	(1)	21.4	15.2	(2)	72.2
2015	7.5	(3)

Return on Sales
2013	7.3%		7.8%		10.3%	12.3%		9.5%
2014	10.5%		8.1%	(1)	9.5%	6.6%	(2)	8.5%
2015	3.1%	(3)

Recycling Segment Net Sales
2013	$ 126.8		$ 130.7		$ 123.6	$ 113.0		$ 494.1
2014	99.6		90.1		85.4	88.1		363.2
2015	80.3

Recycling Intersegment Net Sales
2013	$ 6.3		$ 6.2		$ 6.5	$ 6.9		$ 25.9
2014	5.8		4.1		5.3	5.3		20.5
2015	5.4

Recycling Segment Income
2013	$ 4.3		$ 3.5		$ 2.0	$ 4.6		$ 14.4
2014	0.1		2.8		2.1	4.0		9.0
2015	1.8

Return on Sales
2013	3.4%		2.7%		1.6%	4.1%		2.9%
2014	0.1%		3.1%		2.5%	4.5%		2.5%
2015	2.2%

Fiber Reclaimed and Brokered
2013	1,945.0		1,802.5		1,819.2	1,826.6		7,393.3
2014	1,562.5		1,564.0		1,573.6	1,609.0		6,309.1
2015	1,628.0

(1) Excludes $0.3 million of inventory step-up expense.
(2) Excludes $0.3 million of inventory step-up expense.
(3) Excludes $1.1 million of inventory step-up expense.

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure "Net Debt" to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps, if any, and less the balance of our cash and cash equivalents.

Our management uses Net Debt, along with other factors, to evaluate our financial condition. We believe that Net Debt is an appropriate supplemental measure of financial condition and may be useful to investors because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of Net Debt to the most directly comparable GAAP measures, Current Portion of Debt and Long-term Debt Due After One Year for various periods.  "Net Debt Repayment" is the difference between Net Debt at two points in time.

(In Millions)	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,
	2014	2014	2013	2013

Current Portion of Debt	$ 128.2	$ 132.6	$ 3.2	$ 2.9
Long-Term Debt Due After One Year	2,679.5	2,852.1	2,750.3	2,841.9
Total Debt	2,807.7	2,984.7	2,753.5	2,844.8
Less: Cash and Cash Equivalents	(32.8)	(32.6)	(24.6)	(36.4)
Net Debt	$ 2,774.9	$ 2,952.1	$ 2,728.9	$ 2,808.4

Net Debt Repayment – 1q15	$ 177.2
Net Debt Repayment – 1q14			$ 79.5

Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense (or Free Cash Flow)

We have defined the non-GAAP financial measure "Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense", which we also refer to as "free cash flow", to be the sum of the non-GAAP measure Net Debt Repayment and the following cash flow statement or income statement line items: Cash dividends paid to shareholders, Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities, Purchases of common stock, Pension lump sum settlement and retiree medical curtailment, net and Pension and other postretirement funding less (more) than expense. Our management uses Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense, along with other factors, to evaluate our performance. We believe that this measure is an appropriate supplemental measure of financial performance and may be useful to investors because it provides a measure of cash generated for the benefit of shareholders.

Set forth below is a calculation of Cash Generated for Net Debt Repayment, Dividends, Acquisitions/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense for the three months ended December 31, 2014 and December 31, 2013 using the various non-GAAP and GAAP measures referenced above:

(In Millions, except per share amounts)	Three Months Ended Dec. 31, 2014	Three Months Ended Dec. 31, 2013

Net Debt Repayment	$ 177.2	$ 79.5
Cash dividends paid to shareholders	26.3	25.8
Cash paid for the purchase of business, net of cash acquired plus Investment in unconsolidated entities	—	60.0
Purchases of common stock	8.7	53.0
Pension lump sum settlement and retiree medical curtailment, net	11.9	―
Pension and other postretirement funding (less) more than expense	(4.6)	35.2
Cash Generated for Net Debt Repayment, Dividends, Acquisition/Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment, net and Pension Funding in Excess of Expense	$ 219.5	$ 253.5

Average diluted shares outstanding	142.8	146.6

Cash Generated for Net Debt Repayment, Dividends, Acquisition /Investments, Stock Repurchases, Pension Lump Sum Settlement and Retiree Medical Curtailment and Pension Funding in Excess of Expense, Per Share	$ 1.54	$ 1.73

Segment EBITDA Margins

Our management uses "Segment EBITDA Margins", along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers. "Segment EBITDA Margin" is calculated for each segment by dividing that segment's EBITDA by Adjusted Segment Sales.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Net Sales for the quarter ending December 31, 2014:

(In Millions, except percentages)

	Corrugated Packaging	Consumer Packaging	Merchandising Displays	Recycling	Corporate / Other	Consolidated

Segment Net Sales	$ 1,768.2	$ 478.8	$ 238.2	$ 80.3	$ (51.3)	$ 2,514.2
Less: Trade Sales	(71.1)	—	—	—	—	(71.1)
Adjusted Segment Sales	$ 1,697.1	$ 478.8	$ 238.2	$ 80.3	$ (51.3)	$ 2,443.1

Segment Income (1)	$ 183.1	$ 52.6	$ 7.5	$ 1.8		$ 245.0
Depreciation and Amortization	117.3	22.3	5.3	2.7	4.2	151.8
EBITDA	$ 300.4	$ 74.9	$ 12.8	$ 4.5

Segment EBITDA Margins	17.7%	15.6%	5.4%	5.6%

(1) Merchandising Displays segment excludes $1.1 million of inventory step-up expense.

Credit Agreement EBITDA and Total Funded Debt

"Credit Agreement EBITDA" is calculated in accordance with the definition contained in our Credit Agreement. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

"Total Funded Debt" is calculated in accordance with the definition contained in our Credit Agreement. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, if any, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Agreement and as a measure of operating performance. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the December 31, 2014 calculation, our Leverage Ratio was 1.79 times. Our maximum permitted Leverage Ratio under the Credit Agreement at December 31, 2014 was 3.50 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended December 31, 2014 and December 31, 2013, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months Ended Dec. 31, 2014	Twelve Months Ended Dec. 31, 2013

Consolidated Net Income	$ 498.8	$ 756.2
Interest Expense, net	83.6	91.3
Income Taxes	286.8	(14.9)
Depreciation and Amortization	593.1	557.3
Additional Permitted Charges	131.4	122.6
Credit Agreement EBITDA	$ 1,593.7	$ 1,512.5

We have excluded $33.5 million and $12.2 million of pre-tax income related to the recording of additional value of spare parts at our containerboard mills acquired in the Smurfit-Stone acquisition in the reconciliation of Credit Agreement EBITDA in the Additional Permitted Charges line for the twelve months ended December 31, 2014 and December 31, 2013, respectively.

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	Dec. 31,
2014

Current Portion of Debt	$ 128.2
Long-Term Debt Due After One Year	2,679.5
Total Debt	2,807.7
Plus: Letters of Credit, Guarantees and Other Adjustments	45.2
Total Funded Debt	$ 2,852.9

Credit Agreement EBITDA for the Twelve Months Ended	$ 1,593.7

Leverage Ratio	1.79

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures "adjusted net income" and "adjusted earnings per diluted share". Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In Millions)	2014	2013

Net income attributable to Rock-Tenn Company shareholders	$ 125.1	$ 109.7

Pension lump sum settlement and retiree medical curtailment, net	7.9	—
Restructuring and other costs and operating losses and transition costs due to plant closures	3.9	12.2
Acquisition inventory step-up	0.7	—

Adjusted net income	$ 137.6	$ 121.9
CONTACT: RockTenn
         John Stakel, SVP-Treasurer, 678-291-7901